Exhibit 99.1

AdCare Health Systems Reports First Quarter 2016 Results

Provides Business Update

ATLANTA, GA, May 17, 2016-AdCare Health Systems, Inc. (NYSE MKT: ADK) (NYSE MKT: ADK.PRA), a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term care, today reported results for the first quarter ended March 31, 2016.

Business Highlights

•
Entered into a Purchase and Sale Agreement with Skyline Healthcare LLC for the sale of the Company's nine Arkansas facilities for $55.0 million, of which $52.0 million will be paid in cash at closing and the remaining purchase price will be paid pursuant to a promissory note issued by the purchaser and due August 1, 2018. Completion of the sale is expected to occur on or before August 1, 2016 and is subject to customary termination provisions and closing conditions. Net proceeds after such sale and the repayment of related mortgage indebtedness is approximately $25.0 million (including the promissory note).

•
Completed the sale of one of its office buildings and entered into Purchase and Sale Agreement on another office building. Completion of the sale of the second office building is expected to occur in the second quarter of 2016, subject to certain customary termination provisions and closing conditions.

•	Continued to make progress in its efforts to reduce G&A expenses, and management expects a continued decline in G&A expenses as personnel and other costs are eliminated.

•	Engaged Stifel as the Company's financial advisor to assist the Board of Directors in reviewing strategic alternatives for the Company.

“Our work to strengthen our leased portfolio, reduce operating expenses and improve cash flow continued during the first quarter of 2016 with measurable progress on all fronts,” commented Bill McBride, AdCare’s Chairman and Chief Executive Officer. “We entered into an agreement to sell our nine Arkansas facilities to our current tenant, Skyline Healthcare, for an attractive price. Our operational structure has been streamlined and is now more efficient under a 100% property holding and leasing business model.”

“We continue to evaluate strategic alternatives with the assistance of our financial advisor, while working to enhance our portfolio to maximize shareholder value. In addition, the Board of Directors will consider its options for the net proceeds from the sale of the Arkansas properties in the context of its review of strategic alternatives,” continued Mr. McBride.

Set forth below are operating metrics that management believes measure the operating performance of the Company’s leased and subleased portfolio:

Portfolio Operating Metrics (1)	For the Three Months Ended March 31, 2016
Occupancy (%)	82.8%
Skilled Mix (%)(2)	13.0%
Rent Coverage Before Management Fees	1.4x
Rent Coverage After Management Fees	1.0x
(1) Excludes nine Arkansas facilities which are under contract for sale and three Georgia facilities operated by affiliates of New Beginnings LLC.
(2) Skilled Mix refers to Medicare A and Managed Care RUGs.

Summary of Financial Results for the First Quarter Ended March 31, 2016
Revenues from continuing operations in the first quarter of 2016 were $7.1 million, up 355% from $1.6 million in the first quarter of 2015. The increase in revenues reflects AdCare’s transition to a healthcare property holding and leasing company and, accordingly, an increase in leasing of facilities to third-party operators. In accordance with accounting principles generally accepted in the United States, the Company recognized all rental revenues on a straight line rent accrual basis, except rental revenues for the nine facilities leased to affiliates of Aria Health Group, LLC, for which revenue is recognized based on cash rent owed, and rental revenues for the three facilities leased to affiliates of New Beginnings Care LLC, for which revenue is recognized based on cash rent received.

General and administrative costs decreased by $789,000, or 24%, to $2.5 million for the three months ended March 31, 2016, compared with $3.3 million for the same period in 2015. For the three months ended March 31, 2016 and 2015, general and administrative costs includes $480,000 and $202,000 respectively, of stock based compensation expense.

The net loss attributable to AdCare common stockholders in the first quarter of 2016 totaled $3.7 million, or $0.19 per basic and diluted share, compared with a net loss of $5.7 million, or $0.29 per basic and diluted share, in the first quarter of 2015.

Cash and cash equivalents at March 31, 2016, totaled $2.3 million, as compared with $2.7 million at December 31, 2015. Restricted cash and investments at March 31, 2016, totaled $8.9 million, as compared with $12.7 million at December 31, 2015. Total debt outstanding at March 31, 2016, totaled $118.4 million, as compared with $122.8 million at December 31, 2015 (including $949,000 and $958,000 in liabilities of disposal group held for sale and net of $2.5 million and $2.7 million of deferred financing costs at March 31, 2016 and December 31, 2015, respectively).

Conference Call and Webcast
AdCare will hold a conference call to discuss its first quarter 2016 financial results on Tuesday, May 17, 2016, at 9:30 a.m. ET.

•	Date and time: Tuesday, May 17, 2016, at 9:30 a.m. ET

•	Dial-in number: 1-888-572-7025 (domestic) or 1-719-325-2215 (international). Reference passcode: 3474434

•	Replay number: Dial 1-877-870-5176 (domestic) or 1-858-384-5517 (international). Reference passcode: 3474434. The replay will be available until May 24, 2016.

•	Webcast link: http://public.viavid.com/index.php?id=119482

About AdCare Health Systems
AdCare Health Systems, Inc. (NYSE MKT: ADK) (NYSE MKT: ADK.PRA), is a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term care through facility lease and sub-lease transactions. The Company currently owns, leases or manages for third parties 38 facilities. For more information about AdCare, visit www.adcarehealth.com.

Important Cautions Regarding Forward-Looking Statements
Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such statements can be identified by the use of forward-looking terminology, such as "believes," "expects," "plans," "intends," "anticipates" and variations of such words or similar expressions, but their absence does not mean that the statement is not forward-looking. Statements in this press release that are forward-looking include, among other things, statements regarding the potential sale of AdCare’s Arkansas facilities and office building, future reductions in general and administrative expenses, the Board of Director’s review of strategic alternatives, and the options for and use of the net proceeds from the sale of the Arkansas facilities (if completed). Such forward-looking statements reflect management's beliefs and assumptions and are based upon information currently available to management and involve known and unknown risks, results, performance or achievements of AdCare, which may differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by AdCare with the Securities and Exchange Commission, including AdCare's Annual Report on Form 10-K for the year ended December 31, 2015, and AdCare’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016. There is no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements. Except where required by law, AdCare undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Company Contacts		Investor Relations
Bill McBride	Allan Rimland	Brett Maas
Chairman and CEO	President and CFO	Managing Partner
AdCare Health Systems, Inc.	AdCare Health Systems, Inc.	Hayden IR
Tel (404) 781-2884	Tel (404) 781-2885	Tel (646) 536-7331
bill.mcbride@adcarehealth.com	allan.rimland@adcarehealth.com	brett@haydenir.com

ADCARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)

	March 31, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,264	$2,720
Restricted cash	5,403	9,169
Accounts receivable, net of allowance of $11,276 and $12,487	8,558	8,805
Prepaid expenses and other	3,425	3,214
Assets of disposal group held for sale	1,237	1,249
Total current assets	20,887	25,157
Restricted cash and investments	3,485	3,558
Property and equipment, net	124,835	126,676
Intangible assets - bed licenses	2,471	2,471
Intangible assets - lease rights, net	3,254	3,420
Goodwill	4,183	4,183
Lease deposits	1,414	1,812
Other assets	2,714	1,996
Total assets	$163,243	$169,273
LIABILITIES AND DEFICIT
Current liabilities:
Current portion of notes payable and other debt	$46,919	$50,960
Accounts payable	7,046	8,741
Accrued expenses	2,327	3,125
Liabilities of disposal group held for sale	949	958
Total current liabilities	57,241	63,784
Notes payable and other debt, net of current portion:
Senior debt, net	54,479	54,742
Bonds, net	6,618	6,600
Convertible debt, net	9,010	8,968
Other debt, net	413	531
Other liabilities	4,096	3,380
Deferred tax liability	389	389
Total liabilities	132,246	138,394
Commitments and contingencies (Note 14)
Preferred stock, no par value; 5,000 shares authorized; 2,614 and 2,427 shares issued and outstanding, redemption amount $65,346 and $60,273 at March 31, 2016 and December 31, 2015, respectively	58,391	54,714
Stockholders’ equity:
Common stock and additional paid-in capital, no par value; 55,000 shares authorized; 19,907 and 19,861 issued and outstanding at March 31, 2016 and December 31, 2015, respectively	61,126	60,958
Accumulated deficit	(88,520)	(84,793)
Total stockholders’ deficit	(27,394)	(23,835)
Total liabilities and stockholders' deficit	$163,243	$169,273

ADCARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in 000’s, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenues:
Rental revenues	$6,849	$1,340
Management fee and other revenues	233	218
Total revenues	7,082	1,558

Expenses:
General and administrative expense	2,542	3,331
Facility rent expense	2,179	487
Depreciation and amortization	1,713	1,675
Other expenses	203	102
Total expenses	6,637	5,595

Income (loss) from operations	445	(4,037)

Other expense:
Interest expense, net	1,825	2,490
Loss on extinguishment of debt	—	680
Other expense	42	288
Total other expense, net	1,867	3,458

Loss from continuing operations before income taxes	(1,422)	(7,495)
Income tax expense	—	20
Loss from continuing operations	(1,422)	(7,515)

Income (loss) from discontinued operations, net of tax	(528)	2,266
Net loss	(1,950)	(5,249)

Net loss attributable to noncontrolling interests	—	230
Net loss attributable to AdCare Health Systems, Inc.	(1,950)	(5,019)

Preferred stock dividends	(1,777)	(646)
Net loss attributable to AdCare Health Systems, Inc. Common Stockholders	$(3,727)	$(5,665)

Net loss (income) per share of common stock attributable to AdCare Health Systems, Inc.
Basic and diluted:
Continuing operations	$(0.16)	$(0.42)
Discontinued operations	(0.03)	0.13
	$(0.19)	$(0.29)

Weighted average shares of common stock outstanding:
Basic and diluted	19,885	19,218